Exhibit 99.1

HERCULES HOLDS 2004 ANNUAL MEETING

WILMINGTON, DE, May 12, 2004 . . . At its annual meeting held today, Hercules Incorporated announced the election of three directors for three-year terms:  Craig A. Rogerson, John C. Hunter, III and Robert D. Kennedy.

John K. Wulff, Chairman of the Board of Hercules, told shareholders at the Annual Meeting:  "I believe that a financially and operationally strong company must rest on solid corporate governance foundations" and assured shareholders that "we take our responsibility in this area very seriously."

In his remarks to shareholders on the state of the company, Craig A. Rogerson, President and CEO of Hercules, highlighted 2003 milestones and results and told the audience:  "We delivered improved performance for 2003 in a challenging industry environment.  Our businesses and the company performed solidly.  We delivered consistent earnings improvement.  We strengthened our balance sheet and significantly improved cash flow."  Rogerson said the Company remains focused on its goals for 2004 of continuous improvement and productivity gains, and consistent and growing cash flow.

Shareholders also approved the reappointment of PricewaterhouseCoopers LLP as independent accountants.  Two other proposals, one to allow directors to be elected by a plurality of the Hercules common shares voted and another to allow shareholders to take action by written consent and to call special meetings, failed to achieve the number of votes required for approval.

The full text of Mr. Wulff's and Mr. Rogerson's remarks at Hercules annual shareholders meeting can be found on our website at www.herc.com under Shareholder Info.

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities.  Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Allen A. Spizzo	(302) 594-6491